Exhibit 5.1

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

September 3, 2010

Genzyme Corporation

Genzyme Center

500 Kendall Street

Cambridge, Massachusetts 02142

Ladies and Gentlemen:

We have acted as counsel to Genzyme Corporation, a Massachusetts corporation (the “Issuer”) in connection with the filing by the Issuer and Genzyme Therapeutic Products Limited Partnership, a Massachusetts limited partnership (the “Guarantor”) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $500,000,000 aggregate principal amount of 3.625% Senior Notes due 2015 (the “2015 Exchange Notes”) and $500,000,000 aggregate principal amount of 5.000% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2015 Exchange Notes, the “Exchange Notes”).  The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 3.625% Senior Notes due 2015 (the “2015 Original Notes”) and 5.000% Senior Notes due 2010 (the “2020 Original Notes” and, together with the 2015 Original Notes, the “Original Notes”), as applicable.  The Exchange Notes are to be issued pursuant to an Indenture, dated as of June 17, 2010 (the “Base Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 17, 2010, by and among the Issuer, the Subsidiary Guarantor(s) party thereto from time to time, including the Guarantor and the Trustee (the Base Indenture, as so amended, the “Indenture”).  Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article VA of the Indenture and evidenced by a Subsidiary Guarantee attached to the Exchange Notes (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantor and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Commonwealth of Massachusetts and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.          When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.          When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantee has been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantee will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus.  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP